Filed pursuant to Rule 433

Registration No. 333-168733

Issuer Free Writing Prospectus dated February 28, 2011

Relating to Preliminary Prospectus Supplement dated February 28, 2011

Pricing Term Sheet for 3.100% Senior Notes due 2016

Issuer:	Juniper Networks, Inc.
Principal Amount:	$300,000,000
Maturity Date:	March 15, 2016
Coupon:	3.100%
Public Offering Price:	99.828%
Yield to Maturity:	3.137%
Spread to Benchmark Treasury:	+100 basis points
Benchmark Treasury:	2.125% due February 29, 2016
Benchmark Treasury Spot and Yield:	99-30 1/4 / 2.137%
Interest Payment Dates:	September 15 and March 15, beginning September 15, 2011
Make-Whole Call:	Treasury plus 15 basis points
Distribution Method:	SEC Registered
Trade Date:	February 28, 2011
Settlement Date:	T+3, March 3, 2011
Denominations:	$2,000 and multiples of $1,000 above that amount
CUSIP/ISIN:	48203R AE4/US48203RAE45

Expected Ratings (Moody’s/S&P)*:	Baa2 / BBB
Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. Incorporated

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by (i) calling Barclays Capital Inc. toll-free at 1-888-603-5847, (ii) calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or (iii) calling Morgan Stanley & Co. Incorporated at 1-766-718-1649.

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